Exhibit 10.1

$100,000,000 Revolving Loan

CREDIT AGREEMENT

dated as of

June 4, 2008

among

FEI COMPANY

The Guarantors Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as Alternative Currency Agent,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

*****

JPMORGAN SECURITIES INC.,

as Sole Bookrunner and Lead Arranger

Andrews Kurth LLP

Counsel to the Administrative Agent

-i-

-ii-

-iii-

SCHEDULES:

Schedule 2.01 – Commitments

EXHIBITS:

Exhibit 1.1A	—	Form of Assignment and Assumption (Section 1.01)
Exhibit 1.1B	—	Form of Joinder Agreement (Section 1.01)
Exhibit 1.1C	—	Form of Security Agreement (Section 1.01)
Exhibit 1.1D	—	Form of Commitment Increase Agreement
Exhibit 1.1E	—	Form of New Lender Agreement
Exhibit 1.1F	—	Mandatory Cost Calculation
Exhibit 2.03	—	Form of Borrowing Request
Exhibit 2.07	—	Form of Interest Election Request
Exhibit 5.01(c)	—	Form of Compliance Certificate

-iv-

CREDIT AGREEMENT (this “Agreement”) dated as of June 4, 2008, (the “Effective Date”), among FEI Company, an Oregon corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, HSBC Bank USA, National Association, as Syndication Agent and U.S. Bank National Association, as Documentation Agent.

PRELIMINARY STATEMENT:

WHEREAS, the Borrower has requested the Lenders, the Administrative Agent and the Alternative Currency Agent to enter into this Agreement and extend the loans herein described, and said parties have agreed to do so pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar and Alternative Currency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, plus, without duplication in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” with respect to any Loan means (a) Euros, (b) Czech Koruna and (c) a currency that (i) is readily available in the amount required and freely convertible into Dollars on the Quotation Day for such Loan and the date such Loan is to be advanced and (ii) has been approved by the Administrative Agent and is available for funding from all of the Lenders.

“Alternative Currency Agent” means J.P. Morgan Europe Limited in London, an Affiliate of the Administrative Agent, acting at the request of the Administrative Agent.

“Alternative Currency Borrowing” means a Borrowing comprised of one or more Alternative Currency Loans.

“Alternative Currency Loan” means a Loan requested in an Alternative Currency with respect to which the Borrower shall have elected an interest rate based on the LIBO Rate.

“Applicable Margin” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01(b) hereof (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required financial statements for the applicable period):

Level	Leverage Ratio	Eurodollar Margin	ABR Margin
I	X≥2.75	2.000%	0.50%
II	2.75>X≥2.25	1.750%	0.25%
III	2.25>X≥1.75	1.500%	0.00%
IV	1.75>X≥1.25	1.250%	0.00%
V	X<1.25	1.000%	0.00%

Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financials statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2008 whether or not said date occurs during an Interest Period. Notwithstanding the foregoing, for the period from the Effective Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01 for the fiscal quarter ended June 30, 2008, the Applicable Margin shall be determined at Level V. In the event that any financial statement delivered pursuant to Section 5.01(b) is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable

Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.17. This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.12(d) and their other respective rights under this Agreement. If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to the delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Level I and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Asset Sale” means the sale, transfer, lease or disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries of (a) any Equity Interest of any of the Borrower’s Subsidiaries (other than nominal numbers of directors’ qualifying shares or shares issued in connection with local ownership requirements with respect to Foreign Subsidiaries), (b) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (c) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries including, without limitation, any accounts receivable (other than (i) inventory sold or leased in the ordinary course of business, (ii) non-exclusive licensing of intellectual property and exclusive licensing of intellectual property with respect to a limited geographic area, a particular field of use or for a limited period of time; (iii) Permitted Investments, and (iv) obsolete, worn out or surplus equipment).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit 1.1A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of all of the Commitments as set forth herein.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means FEI Company.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit 2.03 or such other form acceptable to the Administrative Agent.

“Business Acquisition” means (a) an Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (b) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than a Subsidiary) that constitute all or substantially all of the assets of such Person or any division or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, Portland, Oregon or Chicago, Illinois are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan or an Alternative Currency Loan the term “Business Day” shall also exclude any day on which (a) banks are not open for dealings in dollar deposits or Alternative Currencies, (b) the principal financial center of the country in which payment or purchase of such Alternative Currency can be made is not open or (c) the London interbank market is not open (and, if the Borrowings which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET day).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Borrower or any Subsidiary and any Cash Management Bank.

“Cash Management Bank” means a Lender or Affiliate of a Lender that is a party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement; provided, however that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Cash Management Bank.”

“Change in Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Borrower representing more than 35% of the aggregate voting power in elections for directors of the Borrower on a fully diluted basis; or (b) a majority of the members of the board of directors of the Borrower shall cease to be either (i) Persons who were members of the board of directors on the Effective Date or (ii) Persons who became members of such board of directors after the Effective Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property described in the Security Agreement serving as security for the Loans.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Commitment Fee Rate” means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01(b) hereof (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required financial statements for the applicable period):

Level	Leverage Ratio	Commitment Fee Rate
I	X≥2.75	0.350%
II	2.75>X≥2.25	0.300%
III	2.25>X≥1.75	0.250%
IV	1.75>X≥1.25	0.200%
V	X<1.25	0.150%

Each change in the Commitment Fee Rate shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financials statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2008 whether or not said date occurs during an Interest Period. Notwithstanding the foregoing, for the period from the Effective Date through the date the financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01 for the fiscal quarter ended June 30, 2008, the Commitment Fee Rate shall be determined at Level V. In the event any financial statement delivered pursuant to Section 5.01(b) is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Commitment Fee Rate applied for such Applicable Commitment Fee Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Commitment Fee Period, (ii) determine the Commitment Fee Rate for such Applicable Commitment Fee Period based on the corrected financial statements, and (iii) immediately pay to the Administrative Agent the additional accrued commitment fees owing as a result of such increased Commitment Fee Rate for such Applicable Commitment Fee Period, which payment shall be promptly applied in accordance with Section 2.11. This provision is in addition to the rights of the Administrative Agents and Lenders with respect to Section 2.12(e) and their other respective rights under this Agreement. If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to the delivered pursuant to Section 5.01, the Commitment Fee Rate shall be determined at Level I and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower.

“Commitment Increase Agreement” means a Commitment Increase Agreement entered into by a Lender in accordance with Section 2.19 and accepted by the Administrative Agent in the form of Exhibit 1.1D, or any other form approved by Administrative Agent.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.19.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Consolidated EBITDA” means, for any Person, for any period, Consolidated Net Operating Income of such Person for such period, plus (a) depreciation and amortization expense, (b) Federal, state, local and foreign income taxes paid or accrued, (c) interest expense, (d) stock based compensation expense, (e) purchased or capitalized in-process research expense written down or off on the Borrower’s balance sheet during such period, (f) other write-downs or non-cash asset impairment, (g) any non-cash charge with respect to the amortization of the value or cost of a derivative instrument, and (h) expenses related to the 2008 restructuring plan up to a maximum amount of $20,000,000.

“Consolidated Net Operating Income” means, for any Person, for any period, the net income or loss of such Person for such period determined on a consolidated basis in accordance with GAAP, plus or minus any non-recurring items, minus all non-cash items increasing consolidated net income.

“Consolidated Pro Forma EBITDA” means, for any Person, for any period, Consolidated EBITDA of such Person, plus Consolidated EBITDA of any entity acquired by the Borrower or any Subsidiary of Borrower during such period as if such acquisition occurred on the first day of such period.

“Consolidated Revenue” means, for any period, revenue of the Borrower and its Subsidiaries on a consolidated basis, for such period.

“Consolidated Total Assets” means total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person through the ability to exercise voting power. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) with respect to the Loans, the rate otherwise applicable to such Loans plus 2%, and (b) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2%.

“Disclosure Letter” means that certain letter, dated as of the date of this Agreement, containing certain schedules, delivered by the Borrower to the Administrative Agent and the Lenders.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Borrowers that is not a Foreign Subsidiary.

“Effective Date” has the meaning given in the preamble hereto.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environmental Laws” means all Laws, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that the foregoing shall not include any debt security that is convertible into any such equity interest.

“Equivalent Amount” means, on any day, with respect to any Alternative Currency, the amount of an Alternative Currency into which an amount of Dollars may be converted, or the amount of an Alternative Currency may be converted based on the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Equivalent Amount with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Equivalent Amount shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange on the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” “Euros” and “€” mean the currency of the participating member states of the EMU.

“Eurodollar”, when used in reference to any Loan or Borrowing in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction, or any political subdivision thereof, under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or with which it has a present or former connection (other than any connection arising solely from having executed, delivered and performed its obligations or received payment under or enforced this Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, or any political subdivision thereof, in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Notes” means the Borrower’s 2.875% Convertible Subordinated Notes due 2013 and Zero Coupon Convertible Senior Notes due June 15, 2023.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated April 2, 2008, between the Borrower and the Administrative Agent pertaining to certain fees payable to the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Funded Indebtedness” means Indebtedness of any Person evidenced by a note, bond, debenture or similar item with regularly scheduled interest payments and a maturity date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means (a) any authorization, consent, approval, license, waiver, or exemption, by or with; (b) any notice to; (c) any declaration of or with; or (d) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.

“Guarantor” means, subject to Section 9.08, each Person listed on the signature pages hereof as a Guarantor and each Person that becomes a Guarantor hereafter pursuant to Section 5.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Domestic Subsidiary (a) the total assets of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) are less than or equal to 3% of the Borrower’s Consolidated Total Assets (calculated in accordance with GAAP) and (b) the Consolidated Revenue attributable to such Subsidiary and its Subsidiaries for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) is less than or equal to 3% of the Borrower’s Consolidated Revenue for the for the most recently ended fiscal quarter; provided that the Subsidiaries designated by the Borrower as Immaterial Subsidiaries on the Effective Date shall be those set forth on Schedule 1.01A to the Disclosure Letter; provided further that (x) the total assets of all Immaterial Subsidiaries shall not exceed 10% of the Borrower’s Consolidated Total Assets (determined in accordance with GAAP) and (y) the total Consolidated Revenue attributable to all Immaterial Subsidiaries (and their Subsidiaries) shall not exceed 10% of the Borrower’s Consolidated Revenue.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-out or indemnifications to which the seller in any Business Acquisition permitted hereunder may become entitled or for which the Borrower or any Subsidiary may become obligated in connection with any sale, transfer or other disposition of assets permitted under this Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four quarter period then ended to (b) actual cash interest paid during such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07 and substantially in the form attached hereto as Exhibit 2.07 or such other form reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing and any Alternative Currency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any investment in any Person, whether by means of a purchase of Equity Interests or debt securities, capital contribution, loan, guarantee, time deposit or other similar investments (but not including any demand deposit).

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Issuing Lender” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means an agreement substantially in the form of Exhibit 1.1B.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment in Dollars or, with respect to Letters of Credit issued in an Alternative Currency, the Equivalent Amount, made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit in Dollars and, with respect to Letters of Credit issued in an Alternative Currency, the Equivalent Amount, at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 2.05(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 as Lenders, any other Person that shall have become a Lender hereto pursuant to a New Lender Agreement, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby or commercial/documentary letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the sum of (i) total Funded Indebtedness as of such date, minus (ii) cash plus those Investments described on Schedule 1.01B to the Disclosure Letter, as amended from time to time with the consent of the Administrative Agent, such consent (which will be presumed given if no objection by the Administrative Agent is received by the Borrower within five Business Days of notice thereof to said Administrative Agent) not to be unreasonably withheld, held by the Borrower in excess of $100,000,000 to (b) Consolidated Pro Forma EBITDA for the four quarter period then ended.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters BBA Libor Rates Page 3750 and, in the case of any Alternative Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Alternative Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason (or at any time, in respect of Czech Koruna, at the option of the Administrative Agent), then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, at any time, the sum of (a) cash, (b) those Investments described on Schedule 1.01B to the Disclosure Letter as amended from time to time with the consent of the Administrative Agent, such consent (which will be presumed given if no objection by the Administrative Agent is received by the Borrower within five Business Days of notice thereof to said Administrative Agent) not to be unreasonably withheld, held by the Borrower and (c) the total unused Commitments at such time.

“Loan Documents” means this Agreement, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Security Documents, the Fee Letter and each Swap Agreement with any Lender or Affiliate thereof entered into pursuant to Section 6.06.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandatory Cost” means an amount calculated in accordance with Exhibit 1.1F.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Obligors to perform their Obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents, or (iv) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Domestic Subsidiary that is not an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.19.

“New Lender Agreement” means a New Lender Agreement entered into by a New Lender in accordance with Section 2.19 and accepted by the Administrative Agent in the form of Exhibit 1.1E, or any other form approved by Administrative Agent.

“Obligations” means all of the duties, obligations and liabilities of any kind of the Borrower and each Guarantor hereunder or under any of the Loan Documents including, on a pari passu basis, any obligation owing to a Cash Management Bank under any Cash Management Agreement.

“Obligors” means the Borrower and each Guarantor.

“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 10.04.

“Participating Member State” means a member state of the EMU that adopts or has adopted the Euro as its lawful currency.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges that are not yet due, or delinquent for a period of not more than 30 days or impose no penalties for non-payment or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens of financial institutions on accounts or deposits maintained therein to the extent arising by operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods;

(i) Liens on insurance proceeds securing the premium of financed insurance proceeds;

(j) licenses of intellectual property in the ordinary course of business; and

(k) any interest or title of a lessor or sublessor under any lease of real property or personal property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Indebtedness” means Indebtedness that the Borrower and its Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.01.

“Permitted Investments” means investments made pursuant to Borrower’s cash management investment policy in the form attached as Schedule 1.01C to the Disclosure Letter, as amended from time to time with the consent of the Administrative Agent, such consent (which will be presumed given if no objection by the Administrative Agent is received by the Borrower within Five Business Days of notice thereof to said Administrative Agent) not to be unreasonably withheld.

“Permitted Junior Indebtedness” means unsecured subordinated Indebtedness of the Borrower; provided that such Indebtedness (a) is subordinate in payment to the Obligations pursuant to subordination provisions that are customary in the market for such Indebtedness as reasonably determined in writing by the Administrative Agent, (b) does not have a maturity date shorter than six months following the Termination Date and (c) has terms that taken as a whole are no more restrictive than the terms of the Loan Documents, provided that after giving effect to the issuance of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or would occur as a result thereof.

“Permitted Liens” means Liens that the Borrower and its Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York City, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a) if the Alternative Currency is Euro, two (2) TARGET Days before the first day of that period; or

(b) for any other Alternative Currency, two (2) Business Days before the first day of that period,

unless market practice differs in the London interbank market for an Alternative Currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Re-Allocation Date” has the meaning assigned to such term in Section 2.19.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders (not fewer than three in number if there are five or fewer Lenders) having Revolving Credit Exposures and unused Commitments representing 50.1% or more of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer or General Counsel of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower, or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.

“Security Agreement” shall mean a Security and Pledge Agreement substantially in the form of Exhibit 1.1C among each Obligor and the Administrative Agent pursuant to which each Obligor pledges substantially all of the personal property of such Obligor as security for the Obligations.

“Security Documents” means the Security Agreement, each Joinder Agreement, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that the following shall be excluded from this definition: (a) any of the foregoing involving, or settled by reference to, Equity Interests of the Borrower and entered into or issued in connection with compensatory arrangements for directors, officers, employees or consultants of the Borrower or any of the Subsidiaries, (b) any of the foregoing that is, or at the election of the issuer may be, settled (after payment of any premium for any option or any prepayment under any forward contract) through the issuance of debt instruments or securities issued by, or Equity Interests of, the Borrower, and (c) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Borrower that involves, or is settled by reference to, Equity Interests of the Borrower (including, for avoidance of doubt, “net share settled” convertible securities).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder or such other party as is designated in writing as the Swingline Lender by the then current Swingline Lender, the Administrative Agent and the Borrower.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Rate” means a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Margin.

“TARGET Day” means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the fifth anniversary of the Effective Date.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Notwithstanding paragraph (a) above, Revolving Loans (but excluding Revolving Loans that are Swingline Loans or for Letters of Credit), may, at the option of the Borrower, be requested in or converted into one of the Alternative Currencies in an amount up to the Equivalent Amount of not more than $50,000,000, calculated as of the date such Loans are requested. If so requested, only those Lenders designated on Schedule 2.01 as having Commitments in an Alternative Currency shall participate in making such Loans, notwithstanding that this results in such Lenders having amounts owing by the Borrower on a non pro rata basis. Following the advance of a Revolving Loan in an Alternative Currency, the provisions of Section 2.02(b) shall apply to subsequent Borrowings requested under the Revolving Loan.

SECTION 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) If a Borrowing under the Revolving Loan is made in an Alternative Currency, subsequent Borrowings requested in, or converted into, Dollars shall be advanced first by Lenders that do not have Commitments in an Alternative Currency until such time as the amount owing to each of the Lenders under the Revolving Loan is equal to its pro rata share of Commitments.

(c) Subject to Section 2.13, each Borrowing requested in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Borrowing requested in an Alternative Currency shall be comprised entirely of Alternative Currency Loans. Each Lender at its option may make any Eurodollar Loan or Alternative Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Eurodollar or Alternative Currency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 or the Equivalent Amount in an Alternative Currency. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total Commitments, (ii) that which is required to repay a Swingline Loan, or (iii) that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings or more than five (5) Alternative Currency Borrowings outstanding.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall provide notice (a) in the case of a Eurodollar Borrowing, by telephone to the Administrative Agent not later than 11:00 a.m., Chicago, Illinois time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Revolving Borrowing, by telephone to the Administrative Agent not later than 11:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing, (c) in the case of any Alternative Currency Borrowing other than an Alternative Currency Borrowing denominated in Czech Koruna, in writing to the Alternative Currency Agent not later than 11:00 a.m. London time three (3) Business Days before the date of the proposed Borrowing or (d) in the case of any Alternative Currency Borrowing denominated in Czech Koruna, in writing to the Alternative Currency Agent not later than 11:00 a.m. London time four (4) Business Days before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrower shall designate an Alternative Currency;

(iv) in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified for Dollar denominated Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Alternative Currency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is not less than $100,000.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Chicago, Illinois time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower to such account or accounts of the Borrower designated by the Borrower in its Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Lender) by 3:00 p.m., Chicago, Illinois time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago, Illinois time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.

Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid by the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in Dollars or in an Alternative Currency for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), whether such Letter of Credit is to be issued in Dollars or an Alternative Currency, in which case specifying such Alternative Currency, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above); provided that, in either case, any Letter of Credit may have an expiration date not later than twelve (12) months after the Termination Date if such Letter of Credit is cash collateralized in an amount equal to 105% of its face value at the time such Letter of Credit is issued.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. With respect to any Lender that does not have a Commitment in the applicable Alternative Currency, such Lender shall not acquire a participation in Letters of Credit issued in such Alternative Currency, and the provisions of Sections 2.01(b) and 2.02(b) shall apply.

(e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit for the Borrower’s own account or the account of any of its Subsidiaries, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago, Illinois time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03 or 2.04, that such payment, in the case of Letters of Credit issued in Dollars, be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) for Letters of Credit issued in Dollars, at the rate per annum then applicable to ABR Revolving Loans and (ii) for Letters of Credit issued in an Alternative Currency, the Adjusted LIBO Rate plus the Applicable Margin; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing

Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in Dollars for Letters of Credit issued in Dollars or in the Alternative Currency in which the Letter of Credit is issued for Letters of Credit issued in Alternative Currencies) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and discretion of the Administrative Agent (but, if so made, shall be limited to overnight bank loans or investments generally comparable to those described in clauses (a) through (f) of Permitted Investments) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Eurodollar or ABR Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the proposed Lenders and shall make each Alternative Currency Loan to be made by it hereunder on the dates thereof by wire transfer of immediately available funds by 12:00 noon, local time in the financial center of the applicable Alternative Currency, to the account of the Alternative Currency Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative

Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account or accounts of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon plus any customary charges paid by the Alternative Currency Agent to its correspondent bank, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent or the Alternative Currency Agent, as applicable, of such election by telephone in the case of the Administrative Agent and in writing in the case of the Alternative Currency Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Alternative Currency Agent, as applicable, of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrowers shall designate an Alternative Currency; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or an Alternative Currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or an Alternative Currency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower fails to deliver an Interest Election Request with respect to Alternative Currency Loans at least three (3) Business Days prior to the end of the Interest Period applicable thereto, then such Loan shall be payable at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or an Alternative Currency Borrowing and (ii) unless repaid, each Eurodollar Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date.

(a) The Borrower may at any time terminate or from time to time reduce the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and

(B) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Credit Exposures would exceed the total Commitments.

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09 Repayment of Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Termination Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by the Borrower in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) Each prepayment pursuant to Section 2.10 shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid.

(c) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one (1) Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Chicago, Illinois time, on the date of prepayment or (iv) in the case of prepayment of an Alternative Currency Loan, not later than 11:00 a.m. London time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11 Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the unused Commitment of each Lender, Swingline Loans made by or deemed made or attributable to such Lender shall not count as usage.

(b) The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which fee shall accrue (A) with respect to standby Letters of Credit, at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure for standby Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which it ceases to have any LC Exposure and (B) with respect to commercial/documentary Letters of Credit, at one-half of the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure for commercial/documentary Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, but in no event less than $500 as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Swingline Loan shall bear interest at a rate per annum equal to the Swingline Rate.

(d) The Loans comprising each Alternative Currency Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or an Alternative Currency Borrowing, as applicable, shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests an Alternative Currency Borrowing, such request shall be deemed to be withdrawn; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement, Eurodollar Loans or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Alternative Currency Loans (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), except for any such cost or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.16 shall govern) and (ii) changes in the rate or basis of imposition of any Excluded Taxes, then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof; provided, further, that no Lender shall seek compensation from the Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Alternative Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Alternative Currency Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, without duplication, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.17 Payments; Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder on Loans denominated in Dollars (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Chicago, Illinois time, on the date when due in Dollars, in immediately available funds, without set-off or counterclaim. The Borrower shall make each payment of principal and interest required to be made by it hereunder on Loans denominated in an Alternative Currency at the place designated by the Alternative Currency Agent at the place designated by the Alternative Currency Agent in its notice therefor in such Alternative Currency. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments in Dollars shall be made to the Administrative Agent or the Alternative Currency Agent, as applicable, at its offices at 10 South Dearborn, Chicago, Illinois 60603, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.17(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19 Increase of Commitments.

(a) If no Default shall have occurred and be continuing, the Borrower may at any time during the Availability Period request one or more increases of the Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) the Commitment of any Lender may not be increased without such Lender’s consent, (ii) the minimum amount of any such increase shall be $5,000,000 and (iii) the aggregate amount of the Lenders’ Commitments, after giving effect to any such increase, shall not exceed $150,000,000.

(b) Following any Commitment Increase Notice, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Commitments pursuant to paragraph (c) or (d) below, as applicable, by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or financial institutions identified therein or such existing Lenders, additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments.

(c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement setting forth its Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and Schedule 2.01 and the definition of Commitment in Section 1.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $5,000,000. Each New Lender Agreement and Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders or increasing Lenders.

(d) Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.19 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.01 and the definition of Commitment in Section 1.01 hereof shall be deemed to be amended to reflect such increase. Any Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders and increasing Lenders.

(e) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(f) If any bank or financial institution becomes a New Lender pursuant to Section 2.19(c) or any Lender’s Commitment is increased pursuant to Section 2.19(d), additional Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.

(g) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

(h) Upon the effectiveness of any Commitment Increase Agreement, Section 2.09(b), Schedule 2.01 and other pertinent sections hereof shall be automatically and proportionately modified to reflect the increased Commitment, the exact figures to be agreed between the Borrower and the Administrative Agent, and all references to the Commitments shall be deemed amended mutatis mutandis.

(i) Notwithstanding the foregoing, any New Lender must have the ability to fund Alternative Currencies with respect to which there are outstanding Loans and all Alternative Currencies described in (a) and (b) of the definition of Alternative Currency.

ARTICLE III

Representations and Warranties

The Borrower for itself and for each of its Subsidiaries represents and warrants to the Lenders that:

SECTION 3.01 Organization. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect, (ii) has the requisite power and authority to conduct its business in each jurisdiction as it is presently being conducted, and (iii) is duly qualified or licensed to conduct business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each such jurisdiction other than jurisdictions where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect (as of the Effective Date the Borrower and its Subsidiaries are qualified in each jurisdiction listed in Schedule 3.01 to the Disclosure Letter). Such jurisdictions are the only jurisdictions in which the Borrower or any of its Subsidiaries are required to be so qualified or licensed except those jurisdictions in which the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no proceeding to dissolve any Obligor is pending or, to the knowledge of a Responsible Officer, threatened.

SECTION 3.02 Authority Relative to this Agreement. Each of the Borrower and its Subsidiaries has the power and authority to execute and deliver the Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate, partnership or limited liability company action on the part of each Obligor that is a party thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

SECTION 3.03 No Violation. Except as set forth in Schedule 3.03 to the Disclosure Letter, the Transactions will not:

(a) result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of the Borrower or any of its Subsidiaries or any resolution adopted by the Board of Directors, shareholders, partners, members or managers of the Borrower or any of its Subsidiaries;

(b) result in the imposition of any Lien on any of the Equity Interests of the Borrower or its Subsidiaries or any of their respective material assets other than the Liens created under the Loan Documents;

(c) result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any material agreement to which the Borrower or any of its Subsidiaries is a party or by which its properties or assets may be bound or (ii) any material Governmental Approval held by, or relating to the business of the Borrower or any of its Subsidiaries;

(d) require the Borrower or any of its Subsidiaries to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect or assign Liens created under the Loan Documents; or

(e) violate any Law or Order applicable to the Borrower or any of its Subsidiaries or by which their respective properties or assets may be bound.

SECTION 3.04 Financial Statements. The Borrower has previously furnished to the Administrative Agent the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Borrower as of December 31, 2007, and the related consolidated statements of operation, cash flows and changes in shareholders’ equity for the fiscal year then ended, the notes accompanying such Financial Statements, and the report of Deloitte & Touche LLP, independent certified public accountants and (ii) the unaudited consolidated balance sheet of the Borrower as of March 31, 2008, and the related statements of operations, cash flows and changes in shareholders’ equity for the period then ended. The Financial Statements fairly present in all material respects the financial condition of the Borrower as of their respective dates and the results of operations and cash flows of the Borrower for the periods ended on such dates in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to absence of footnotes and normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect). Since December 31, 2007, there has been no change that would have a Material Adverse Effect.

SECTION 3.05 No Undisclosed Liabilities. Except as set forth in Schedule 3.05 to the Disclosure Letter, neither the Borrower nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 4.01(g) or Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which the Borrower or any of its Subsidiaries is a party or otherwise subject, and (v) other Permitted Indebtedness.

SECTION 3.06 Litigation. Schedule 3.06 to the Disclosure Letter briefly describes each action, suit or proceeding known to a Responsible Officer to be pending before any Governmental Authority or arbitration panel, or to the knowledge of a Responsible Officer threatened, (A) involving the Transactions, or (B) against the Borrower or any of its Subsidiaries regarding the business or assets owned or used by the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Law. Except as set forth in Schedule 3.07 to the Disclosure Letter, (i) each of the Borrower and its Subsidiaries is, and at all times has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) as of the Effective Date, none of the Borrower or any of its Subsidiaries has received any written notice of, nor does any Responsible Officer have knowledge of, the assertion by any Governmental Authority or other Person of any such violation or of any obligation of the Borrower or any of its Subsidiaries to undertake any material remedial action under any Law.

SECTION 3.08 Compliance with Agreements. Except as set forth in Schedule 3.08 to the Disclosure Letter, there is no default under any contract or agreement, written or oral, to which the Borrower or any of its Subsidiaries is a party which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.09 Properties. Schedule 3.09 to the Disclosure Letter lists as of the Effective Date each interest in (i) real property owned by the Borrower or any of its Subsidiaries and (ii) real property leased or otherwise occupied or used by the Borrower or any of its Subsidiaries as a lessee or licensee. Each of the Borrower and its Subsidiaries owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests in, or has a valid right to use or license to (or could obtain any such license on commercially reasonable terms), all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. All such properties and assets are free and clear of all Liens except Permitted Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except those that could not reasonably be expected to have a Material Adverse Effect. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, the properties of the Borrower and its Subsidiaries, taken as a whole, (i) are in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitute all of the property that is required for the business and operations of the Borrower and its Subsidiaries as presently conducted.

SECTION 3.10 Intellectual Property.

(a) Schedule 3.10 to the Disclosure Letter lists as of the Effective Date all patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights (the “Intellectual Property”) owned by the Borrower or any of its Subsidiaries. As of the date of this Agreement, (i) none of the Intellectual Property has been declared invalid or is the subject of a pending or, to the knowledge of a Responsible Officer, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and (ii) neither the Borrower nor any of its Subsidiaries has received any written notice or claim of any infringement, misuse or misappropriation by the Borrower or any of its Subsidiaries of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party, except as described in Schedule 3.10 to the Disclosure Letter. The rights of the Borrower and its Subsidiaries in the Intellectual Property are free and clear of any Liens other than Permitted Liens.

(b) To the knowledge of the Responsible Officers, except as set forth in Schedule 3.10 to the Disclosure Letter, the conduct by the Borrower and its Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being actively contested by the Borrower or any of its Subsidiaries in good faith and by appropriate proceedings and for which adequate reserve have been made or provided therefor in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Obligor nor any Subsidiary thereof is a party to any tax sharing agreement as of the date of this Agreement.

SECTION 3.12 Environmental Compliance. In each case, except to the extent such condition or event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.12 to the Disclosure Letter,

(a) neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability;

(b) neither the Borrower nor any of its Subsidiaries has received any written notice of any claim with respect to any Environmental Liability or know of any basis for any Environmental Liability;

(c) neither the Borrower nor any of its Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;

(d) there is no proceeding pending against the Borrower or any of its Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility owned or operated at any time by the Borrower or any of its Subsidiaries or otherwise used in connection with their respective businesses;

(e) no Responsible Officer has knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened release) from, on or under any real property or facility owned or operated by the Borrower or any of its Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any Environmental Law if reported to or discovered by the relevant Governmental Authority; and

(f) to the knowledge of the Responsible Officers, there has been no underground storage tank located at any facility owned or operated by the Borrower or any of its Subsidiaries at any time.

SECTION 3.13 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Responsible Officers, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other Law dealing with such matters. All payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or any of its Subsidiaries except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

SECTION 3.14 Investment Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.15 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurers and such insurance is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by the Borrower and its Subsidiaries.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair market value of the assets of the Borrower and its Subsidiaries will exceed their debts and liabilities; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities; (c) the Borrower and its Subsidiaries will be able to pay their debts and liabilities as they become absolute and mature; and (d) the Borrower and its Subsidiaries will not have unreasonably small capital with which to conduct their businesses as such businesses are now conducted and are proposed to be conducted following the Effective Date.

SECTION 3.17 ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; no Plan has any underfunded pension liability (on a plan-termination basis); neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.18 Disclosure. The Borrower has disclosed to the Lenders all factual matters of which the Responsible Officers have actual knowledge (other than general industry and economic conditions and legal and regulatory requirements applicable to companies and businesses similar to the Borrower generally), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.19 Margin Stock. No part of any Borrowing or any Swingline Loan shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received each of the Security Documents from each applicable Obligor and same shall constitute satisfactory security documentation to create first priority security interests in the Collateral free and clear of all Liens, other than Permitted Liens.

(c) The Administrative Agent shall have received such documents, certificates and resolutions as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrower a promissory note payable to such Lender in a form approved by the Administrative Agent in its sole discretion.

(e) The Lenders, the Administrative Agent and Lead Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) All material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

(g) The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for the fiscal quarters ended March 31, 2008.

(h) The Administrative Agent shall have received a favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C. and Stoel Rives, LLP, counsel for the Borrower, in form and substance satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(i) The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Borrower and its Subsidiaries in each location requested by the Administrative Agent and the information disclosed in such reports shall be satisfactory to the Administrative Agent.

(j) The Lenders shall have received details of the legal and capital structure of the Borrower which shall be reasonably satisfactory to the Lenders.

(k) All membership and stock certificates of each Subsidiary of the Borrower described on Annex 3 to the Disclosure Letter will be delivered to Administrative Agent together with related stock and membership powers executed in blank by the Borrower.

(l) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that substantially simultaneously with the initial Borrowing any Indebtedness identified on Schedule 4.01(l) to the Disclosure Letter will be paid in full.

(m) The Administrative Agent shall have received evidence of insurance coverage of the Borrower and its Subsidiaries, which coverage shall be satisfactory to the Administrative Agent in all respect and shall name the Administrative Agent as an additional insured and as a co-loss payee on the liability and casualty insurance policies covering the assets of the Borrower and its Subsidiaries.

(n) The Administrative Agent shall have received all documents and other items that it may reasonably request relating to any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent such representations and warranties were made as of a specific date, the same shall be required to remain true and correct in all material respects as of such specific date.

(b) No Material Adverse Effect shall have occurred since the date of the most recent Borrowing.

(c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Issuing Lender and the Administrative Agent shall have received a request for the issuance of a Letter of Credit as required by Section 2.05(b).

(d) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and (d) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each Guarantor, for itself covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the Borrower, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit 5.01(c) (“Compliance Certificate”) and (X) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (Y) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14, 6.15 and 6.16 and (Z) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect such change would have on the financial statements accompanying such Compliance Certificate;

(d) within 30 days of an increase in the Commitments pursuant to Section 2.19, a calculation of the Leverage Ratio (in accordance with the practice used in the calculations described in paragraph (c) above), taking into account the effect of such increased Borrowings;

(e) promptly after the same become available, copies of (i) all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be and (ii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the business press concerning material developments in the business of the Borrower or any of its Subsidiaries;

(f) within 90 days following the commencement of each fiscal year, the operating and capital expenditure budgets and cash flow forecast for the Borrower and its Subsidiaries for such fiscal year (which shall include a projected consolidated balance sheet summary for the Borrower and its Subsidiaries as of the last day of such fiscal year and the related projected statements of consolidated income and cash flows for such fiscal year);

(g) promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Responsible Officer obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of an executive officer of such Obligor, setting forth the details of such matter and the actions, if any, that such Obligor is required or proposes to take;

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(i) promptly upon receipt thereof, copies of all reports and comment letters from its independent public accountants to the Borrower or any of its Subsidiaries, their respective Boards of Directors or any committee thereof.

Reports or financial information required to be delivered pursuant to Sections 5.01(a), 5.01(b) or 5.01(e) (to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 5.01 to the Disclosure Letter or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet site website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that, in each case, (a) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent or such Lender and (b) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of such documents.

SECTION 5.02 Notices of Material Events. The Borrower will promptly furnish to the Administrative Agent and each Lender and, in any event, within three Business Days after a Responsible Officer acquiring knowledge thereof, written notice of the following:

(a) the occurrence of any Default and the action that the Obligors are taking or propose to take with respect thereto;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Obligor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent failure to maintain or preserve could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. Each Obligor shall and shall cause all of its Subsidiaries to pay its material obligations, including liabilities for Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. Each Obligor shall and shall cause all of its Subsidiaries to (a) keep and maintain all property material to the conduct of the Obligors and its Subsidiaries’ business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Right. Each Obligor shall and shall cause each of its Subsidiaries to keep proper books of record and account in which full, true and correct entries are made in all material respects that are sufficient to prepare financial statements in accordance with GAAP. Each Obligor shall and shall cause each of its Subsidiaries to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Notwithstanding the foregoing, neither the Borrower nor its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of any document, book, record or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their representatives is then prohibited by applicable law or any agreement binding on Borrower or its Subsidiaries or (iii) is protected from disclosure by the attorney-client privilege or the attorney work product privilege.

SECTION 5.07 Compliance with Laws. Each Obligor shall and shall cause each of its Subsidiaries to comply with all Laws (including Environmental Laws) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (i) to refinance existing indebtedness; (ii) to pay the fees, expenses and other transaction costs of the transactions contemplated hereby; and (iii) to fund working capital needs and general corporate purposes of the Borrower and its Subsidiaries including the making of Business Acquisitions and other acquisitions of property. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business permitted under Section 5.13.

SECTION 5.09 Additional Guarantees and Security Documents. Borrower at all times shall cause all Material Subsidiaries to be Guarantors. Within 30 days after the Borrower acquires or creates a new Material Subsidiary, the Borrower or any Material Subsidiary, as applicable, shall, and shall cause such new Material Subsidiary to execute a Joinder Agreement and within such period (or such additional period as the Administrative Agent may agree) deliver to the Administrative Agent such other documents relating to such new Material Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section.

SECTION 5.10 Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, each Obligor shall and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.

SECTION 5.11 Compliance With Agreements. Each Obligor shall and shall cause each of its Subsidiaries to comply in all respects with each contract or agreement to which it is a party to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect; provided that the Borrower or any such Subsidiary may contest any such contract or agreement in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 5.12 Compliance with Environmental Laws; Environmental Reports.

(a) Each Obligor shall and shall cause each of its Subsidiaries to (i) comply, and use best efforts to cause all lessees and other persons occupying real property owned, operated or leased by any of them to comply, in all material respects, with all Environmental Laws applicable to its operations and real property; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property; and (iii) conduct any Response in accordance with Environmental Laws, except where, in each case, the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.12 or Section 5.12(a) shall have occurred and be continuing for more than 10 days without the Borrower or its Subsidiaries commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the Borrower shall provide to the Lenders within 30 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters that are the subject of such Default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.13 Maintain Business. The Borrower and each Guarantor shall continue to engage primarily in the business or businesses being conducted on the date of this Agreement, businesses reasonably related or incidental thereto and other reasonable expansions and extensions of such businesses.

SECTION 5.14 Further Assurances. The Borrower and each Guarantor will, at its own cost and expense, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the Transactions, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Lenders, or the Administrative Agent for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof). Within 45 days following the end of each fiscal year, the Borrower shall give notice to the Administrative Agent of the acquisition during such fiscal year by the Borrower or any of its Subsidiaries of any registered trademark or copyright or patent.

SECTION 5.15 Post-Closing Obligations. Notwithstanding anything to the contrary contained in the Security Agreement, within thirty (30) days of the Effective Date (or such time period which may be extended by the Administrative Agent), the Borrower shall deliver or cause to be delivered (a) fully executed control agreements necessary to perfect the security interests created under the Security Agreement in the deposit accounts and securities accounts maintained with Key Bank, National Association, Bank of America, N.A. and LaSalle Bank, N.A. and listed in Annex 10 and 11 to the Disclosure Letter, to the extent not delivered on the Effective Date, which control agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, or move such accounts to a financial institution where a control agreement in form and substance reasonably satisfactory to the Administrative Agent has been delivered and (b) a Dutch Deed of Pledge on Shares in the Share Capital of FEI Electron Optics International B.V., accompanied by a legal opinion from AKD Prinsen Van Wijmen N.V., Dutch legal counsel to the Borrower, both in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each Guarantor, for itself covenant and agree with the Administrative Agent and the Lenders that:

SECTION 6.01 Indebtedness. None of the Obligors or any of their Subsidiaries will create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions and refinancings hereof or thereof;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01(b) to the Disclosure Letter and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus any accrued and unpaid interest and redemption premium paid plus other reasonable amounts, including fees and expenses reasonably incurred in connection with any such extension, renewal or replacement), provided that no extensions, renewals or replacements of such Indebtedness evidenced by letters of credit issued in Dollars shall be allowed;

(c) Indebtedness owed by one Obligor to another Obligor;

(d) Permitted Junior Indebtedness; provided that the terms thereof may not be amended in any manner less favorable to the Borrower or any of its Subsidiaries party thereto without the consent of the Administrative Agent and the Required Lenders;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and including any such Indebtedness incurred for such purpose within 90 days after such acquisition or completion of construction or improvement, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $35,000,000 at any time outstanding;

(f) In addition to letters of credit issued in Alternative Currencies and described in Schedule 6.01(b), letters of credit and bank guarantees issued in currencies other than Dollars and in the ordinary course of business on behalf of Foreign Subsidiaries of the Borrower in connection with customer prepayments for products and services or performance guaranties to customers in an aggregate amount not in excess of the equivalent of $50,000,000 outstanding at any one time;

(g) Indebtedness owed by any Subsidiary of the Borrower that is not a Guarantor to any other Subsidiary of the Borrower that is not a Guarantor;

(h) Indebtedness owed by the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor so long as it is subordinated on terms and conditions reasonably acceptable to the Administrative Agent;

(i) Indebtedness owed by any Subsidiary of the Borrower that is that is not a Guarantor to any Obligor that constitutes an Investment permitted by Section 6.05(h);

(j) other secured Indebtedness of the Obligors in the aggregate amount not in excess of $5,000,000 outstanding at any time;

(k) the Existing Notes;

(l) Guarantees by the Borrower or its Subsidiaries of (x) Indebtedness of the Borrower or any Guarantor otherwise permitted under this Section 6.01 or (y) of Subsidiaries otherwise permitted by Section 6.01(j) or 6.01(p);

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence; and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days of its incurrence;

(n) (i) Indebtedness of a Subsidiary acquired after the date of this Agreement or a corporation merged into or consolidated with the Borrower or any Subsidiary after the Agreement and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus any accrued and unpaid interest and redemption premium paid plus other reasonable amounts, including fees and expenses reasonably incurred in connection with any such extension, renewal or replacement); provided that the aggregate amount of all such Indebtedness does not at any time exceed an amount at any time outstanding in excess of 5% of Consolidated Total Assets;

(o) other unsecured Indebtedness of the Borrower and Guarantors in an aggregate amount not in excess of $25,000,000 outstanding at any time; and

(p) other Indebtedness of Subsidiaries that are not Guarantors in an aggregate amount when combined with Indebtedness permitted under Section 6.01(j) not in excess of $10,000,000 outstanding at any time.

SECTION 6.02 Liens. None of the Obligors or any of their Subsidiaries will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens in favor of the Administrative Agent or the Lenders created by the Security Documents;

(c) Liens to secure Swap Agreements with the Lenders;

(d) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02(d) to the Disclosure Letter; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any of its Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on assets acquired, constructed or improved by the Obligors; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any of its Subsidiaries;

(f) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness permitted by Section 6.01(n); provided that such Lien (i) does not apply to any other property or assets of the Borrower or any Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing such Indebtedness if such Indebtedness requires a pledge of after acquired property, and (ii) is not created in contemplation of or in connection with such acquisition;

(g) Liens on cash or cash equivalents securing Indebtedness permitted under Section 6.01(f); and

(h) other Liens on assets securing obligations described in Sections 6.01(j) or (p).

SECTION 6.03 Fundamental Changes. None of the Obligors or any of their Subsidiaries will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and, if such transaction involves the Borrower, the Borrower shall survive such transaction:

(a) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower and any Subsidiary of the Borrower may merge into or consolidate with the Borrower;

(b) any Subsidiary of the Borrower may liquidate or dissolve; provided that if the Subsidiary is not a wholly-owned by the Borrower or another Subsidiary of the Borrower the transaction would comply with Section 6.04;

(c) any Subsidiary of the Borrower may merge with or into or consolidate with any other Person in a transaction permitted under Section 6.10; and

(d) any Obligor may change its jurisdiction of organization so long as it complies with Section 6.11 hereof.

SECTION 6.04 Asset Sales. None of the Obligors or any of their Subsidiaries will make any Asset Sale except:

(a) the Borrower or any Subsidiary may make any Asset Sale if (i) the consideration therefor is not less than the fair market value of the related asset and (ii) after giving effect thereto, the aggregate fair market value of the assets as reasonably determined by the Borrower disposed of in all Asset Sales (other than Asset Sales permitted under the other clauses of this Section 6.04) during any fiscal year would not exceed $20,000,000 in any fiscal year of Borrower or $35,000,000 in the aggregate during the term hereof;

(b) the Borrower or any Subsidiary may make any other Asset Sale if after giving effect thereto, the aggregate fair market value of the assets as reasonably determined by the Borrower disposed of in all Asset Sales under this Section 6.04(b) during any fiscal year would not exceed $5,000,000 in any fiscal year of Borrower or $10,000,000 in the aggregate during the term of this Agreement;

(c) any Obligor may make an Asset Sale to another Obligor; any Subsidiary that is not a Guarantor may make an Asset Sale to an Obligor; any Subsidiary that is not a Guarantor may make an Asset Sale to a Subsidiary that is not a Guarantor; and any Obligor may make an Asset Sale to a Subsidiary that is not a Guarantor so long as it is for cash or it would be a Permitted Investment.

(d) sales, exchanges and transfers of, and the making of, Permitted Investments, the incurrence of Permitted Liens and the making of Restricted Payments permitted by Section 6.07;

(e) Involuntary Dispositions;

(f) sales, transfers or other dispositions of accounts receivables that are delinquent or the collection thereof is reasonably in doubt for collection, compromise or settlement in the ordinary course of business;

(g) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(h) a transfer by the Borrower of: (i) a promissory note from FEI International in the approximate principal amount of $25,200,000 and (ii) all of the Equity Interests in FEI International, to a Foreign Subsidiary of the Borrower to be formed after the date hereof.

SECTION 6.05 Investments. None of the Obligors or any of their Subsidiaries will make an Investment in any other Person, except:

(a) Permitted Investments;

(b) loans or guarantees constituting Investments that are Indebtedness permitted by Section 6.01;

(c) Business Acquisitions permitted by Section 6.10;

(d) Investments listed on Schedule 6.05(d) to the Disclosure Letter existing as of the date hereof, and the Investments described in Section 6.04 (h);

(e) advances or guarantees made by the Borrower or any of its Subsidiaries in the ordinary course of such Person’s business to officers, directors and employees of the Borrower or any such Subsidiary for travel, entertainment, relocation and analogous ordinary business purposes up to a maximum of $3,000,000 outstanding at any time;

(f) Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor;

(g) Investments of any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor or in the Borrower or any Guarantor;

(h) Investments by the Borrower or any Guarantor in a Subsidiary that is not a Guarantor in an aggregate amount not exceeding 5% of Consolidated Total Assets at any time outstanding (net of returns of capital);

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization of an account debtor;

(j) Guarantees permitted by Section 6.01 and other guarantees of obligations of Subsidiaries of Borrower that are not Indebtedness in the ordinary course of business;

(k) Investments consisting of pledges and deposits permitted by clauses (c) and (d) of the definition of Permitted Encumbrances;

(l) Investments of any Person that becomes a Subsidiary after the date of this Agreement; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(m) Investments consisting of the non-cash consideration received by the Borrower or any Subsidiary in connection with any Asset Sale permitted hereunder up to a maximum of 20% of the value of such Asset Sale; and

(n) other Investments not exceeding 5% of Consolidated Total Assets in the aggregate during the term hereof.

SECTION 6.06 Swap Agreements. None of the Obligors nor any of their Subsidiaries will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate raw material, distribution and supply cost risks to which the Borrower or any of its Subsidiaries has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries, and (c) Swap Agreements to hedge foreign exchange rate risks to which the Borrower or any of its Subsidiaries has actual exposure.

SECTION 6.07 Restricted Payments. None of the Obligors nor any of their Subsidiaries will declare or make, or agree to pay or make, any Restricted Payment, except:

(a) Restricted Payments to the Borrower or any other Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Restricted Payments by the Borrower pursuant to and in accordance with any stock option plans or other benefit plans or in connection with employment, termination or compensation termination arrangements for current or former officers, directors or employees of the Borrower or any of its Subsidiaries in an aggregate amount during any fiscal year not to exceed $5,000,000;

(c) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(d) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(e) the Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights up to a maximum of $250,000 during any fiscal year

(f) the Borrower may repurchase fractional shares of its equity securities arising out of stock dividends, splits or combinations, business combinations or conversion of convertible securities;

(g) the Borrower may make Restricted Payments in connection with the retention of equity interests in payment of withholding taxes in connection with restricted stock or other equity-based compensation plans, which plans are approved by the board of directors of Borrower; and

(h) Restricted Payments during any fiscal year that do not exceed $20,000,000 in any one fiscal year or $35,000,000 during the term of this Agreement; provided that, in any case, no Event of Default exists or is created thereby.

SECTION 6.08 Transactions with Affiliates. None of the Obligors nor any of their Subsidiaries will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates, except (a) at prices and on terms and conditions no less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) any Restricted Payment permitted by Section 6.07; (c) any transaction between or among the Borrower and its Subsidiaries; provided such transactions are no less favorable to the Obligors than could be obtained on an arm’s-length basis from unrelated third parties; (d) Investments permitted by Section 6.05; (e) reasonable and customary indemnitees and fees paid to members of its board of directors (or equivalent governing body); and (f) reasonable employment, compensation and severance arrangements and benefit or equity incentive plans for officers and other employees entered into or maintained in the ordinary course of business and other retention, bonus, severance or similar arrangements approved by the board of directors of the Borrower.

SECTION 6.09 Restrictive Agreements. None of the Obligors nor any of their Subsidiaries will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Obligor or any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its capital stock (to the extent the holder of such shares is an Obligor) or to make or repay loans or advances to any Obligor or to guarantee Indebtedness of any Obligor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 to the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or a Subsidiary of the Borrower pending such sale, provided such restrictions and conditions apply only to the assets or the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and the proceeds and replacements thereof and accessions thereto), (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof, (vi) customary provisions in joint venture agreements or collaboration agreements and other similar agreements applicable to joint ventures or collaborations entered into in the ordinary course of business, and (vii) customary net worth or similar provisions contained in real property leases entered into by any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

SECTION 6.10 Business Acquisitions. None of the Obligors nor any of their Subsidiaries will make any Business Acquisitions; provided that the Obligors or any Subsidiary thereof may make Business Acquisitions so long as (a) the sum of the aggregate consideration paid for such Business Acquisitions shall not exceed $250,000,000 during the term of this Agreement, (b) the Borrower would be in compliance with Sections 6.14, 6.15 and 6.16, in each case on a pro forma basis after giving effect to the proposed Business Acquisition, (c) no Default shall exist before or after giving effect to such Business Acquisition and (d) with respect to any Business Acquisition having aggregate consideration in excess of $50,000,000, prior to the consummation of the proposed Business Acquisition, the Borrower shall furnish the Administrative Agent and the Lenders an officer’s certificate executed by a Financial Officer of the Borrower, certifying as to compliance with the requirements of the applicable preceding Section 6.10(a) through Section 6.10(d) and containing the calculations required in this Section 6.10. The consummation of each Business Acquisition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.

SECTION 6.11 Constitutive Documents. None of the Obligors nor any of their Subsidiaries will amend its charter or by-laws or other constitutive documents in any manner which could reasonably be expected to have a Material Adverse Effect on the rights of the Lenders under this Agreement or their ability to enforce the same; provided, however, the Obligors or any Subsidiary shall be permitted after the date hereof to amend its constitutive documents for the purpose of changing its jurisdiction of organization so long as the Administrative Agent is given thirty (30) Business Days’ prior written notice of such change.

SECTION 6.12 Sales and Leasebacks. Except for transactions permitted by Section 6.01(e), none of the Obligors nor any of their Subsidiaries shall become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (i) the Obligors or any of their Subsidiaries have sold or transferred or are to sell or transfer to any other Person (other than the Obligors) or (ii) such Obligor or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Obligors or any of the other Subsidiaries to any Person (other than the Obligors or any of the other Subsidiaries) in connection with such lease.

SECTION 6.13 Changes in Fiscal Year. The Borrower shall not change the end of its fiscal year to a date other than December 31.

SECTION 6.14 Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio to be less than 1.50 to 1.0.

SECTION 6.15 Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be greater than 3.0 to 1.0.

SECTION 6.16 Liquidity. The Borrower shall not permit its Liquidity to be less than $100,000,000.

ARTICLE VII

Events of Default and Remedies

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or Guarantors in or in connection with this Agreement, any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect (provided such materiality qualifier shall not apply in instances where a specific representation contains a materiality or Material Adverse Effect qualifier);

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days following the earlier of (i) the date on which such failure first became known to any officer of the Borrower or (ii) notice of such failure from the Administrative Agent;

(f) the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity (excluding any regularly scheduled redemptions under or conversions of any debt instrument in accordance with its terms) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries shall admit in writing its inability, or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money that is not covered by insurance in an aggregate amount in excess of $5,000,000 shall be rendered against any the Borrower or its Subsidiaries or any combination thereof and the same shall remain undischarged or unstayed for a period of 30 consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of Borrower or such Subsidiary to enforce any such judgment and such attachment or levy is not released, vacated or fully bonded within 30 days;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a proceeding shall be commenced by the Borrower or any of its Subsidiaries seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender, including without limitation the expiration of an UCC financing statements or other instruments necessary to perfect the Administrative Agent’s Lien in the Collateral; or

(o) a Change in Control occurs;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) cease making any further Loans, (ii) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrower, (iv) increase the rate charged on all Loans to the Default Rate (after the acceleration thereof), and (v) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral).

SECTION 7.02 Cash Collateral. In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, the Borrower shall pay to the Administrative Agent in such amounts and at such times as contemplated by Section 2.05(j).

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of Borrower, which shall not be unreasonably withheld, conditioned or delayed, and shall not be required during the existence of an Event of Default, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Lenders, jointly and severally, shall indemnity the Administrative Agent and each of its Related Parties (each such Person being called an “Agent Indemnitee”) against, and hold each Agent Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Agent Indemnitee, incurred by or asserted against any Agent Indemnitee arising out of, in connection with, or as a result of any indemnity given by the Administrative Agent in favor of any individual Lender or any other third party in connection with any account control agreement or other similar document related to or in connection with (i) this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or (ii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Agent Indemnitee is a party thereto; and whether or nor caused by the ordinary, sole or contributory negligence of any Agent Indemnitee; provided, further that such indemnity granted by the Lenders pursuant to this Article VIII shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Agent Indemnitee or such Agent Indemnitee’s Related Parties.

ARTICLE IX

Guarantee

SECTION 9.01 The Guarantee. Each Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan, and the full and punctual payment of all other Obligations payable by the Borrower or any other Guarantor under the Loan Documents. Upon failure by the Borrower or any other Guarantor to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Borrower, the Guarantors or any other Person or any Collateral. The Guarantor agrees that, as between the Guarantor and the Lenders, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by each Guarantor for the purposes of this Guaranty.

SECTION 9.02 Guaranty Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Guarantor under the Loan Documents, by operation of law or otherwise;

(b) any modification, amendment or waiver of or supplement to the Loan Documents;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Guarantor under the Loan Documents;

(d) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of the Borrower or any other Guarantor contained in the Loan Documents;

(e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Loan or any other amount payable by the Borrower or any other Guarantor under the Loan Documents; or

(g) any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

Furthermore, notwithstanding that the Borrower may not be obligated to the Administrative Agent and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date (as hereinafter defined) as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which the Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against the Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.

SECTION 9.03 Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances. Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The Guarantors jointly and severally agree to indemnify each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.

SECTION 9.04 Waiver by Each Guarantor. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of acceleration or the intent to accelerate and any other notice not provided for in this Article, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor or any other Person.

SECTION 9.05 Subrogation. Each Guarantor shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX; provided that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrower under the Loan Documents shall have been paid in full. If any amount is paid to any Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been indefeasibly paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.

SECTION 9.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.

SECTION 9.07 Limit of Liability. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

SECTION 9.08 Release upon Sale. Upon any sale of any Guarantor permitted by this Agreement, such Guarantor (a) be released from its obligations as a Guarantor hereunder, (b) all Liens securing such Guaranty shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the Borrower and receipt by the Administrative Agent of a certificate from the Borrower certifying no Default or Event of Default exists.

SECTION 9.09 Benefit to Guarantor. Each Guarantor acknowledges that the Loans made to the Borrower may be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.

ARTICLE X

Miscellaneous

SECTION 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to:

FEI Company

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124

Attention: General Counsel

Facsimile: (503) 726-7509

Telephone: (503) 726-7500

with a copy to WSGR:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Andrew J. Hirsch

Facsimile: (650) 493-6811

Telephone: (650) 493-9300

(ii)	if to a Guarantor, to it in care of the Borrower;

(iii)	if to the Administrative Agent, to

JPMorgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Facsimile: (312) 385-7102

Telephone: (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1999 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Attention: Clara Sohan

Facsimile: (310) 860-7110

Telephone: (310) 860-7227

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: Thomas J. Perich

Facsimile: (713) 220-4285

Telephone: (713) 220-4268

(iv)	if to the Alternative Currency Agent, to

J.P. Morgan Europe Limited

125 London Wall

London EC2Y 5AJ

Attention: The Manager

Facsimile: 44 207 777 2360

Telephone: 44 207 777 2434/+207 777 2542

(v)	if to the Issuing Lender, to

JPMorgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Facsimile: (312) 385-7102

Telephone: (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1999 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Attention: Clara Sohan

Vice President / Senior Underwriter

Facsimile: (310) 860-7110

Telephone: (310) 860-7227

(vi)	if to the Swingline Lender, to

JPMorgan Loan Services

JPMorgan Chase Bank, N.A.

Loan and Agency Service Group

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Facsimile: (312) 385-7102

Telephone: (312) 732-2009

with a copy to:

JPMorgan Chase Bank, N.A.

1999 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Attention: Clara Sohan

Vice President / Senior Underwriter

Facsimile: (310) 860-7110

Telephone: (310) 860-7227

(vii)	if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or Guarantors therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent

with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release or contractually subordinate all or a material portion of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, leased, transferred or otherwise disposed of to the extent such transaction is permitted or not prohibited hereunder, or (vii) release all or substantially all of the Guarantees (other than in connection with any transactions permitted by this Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the existence of a Default or an Event of Default (whether or not any waiver or forbearance has been granted in respect thereof), including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; AND WHETHER OR NOT CAUSED BY THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNITEE, PROVIDED FURTHER THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR SUCH INDEMNITEES RELATED PARTIES.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure and unused Commitments at the time.

(d) To the extent permitted by applicable Law, the Borrower and each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable no later than ten (10) Business Days from demand therefor.

SECTION 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of a Lender or if any Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, the Issuing Lender and the Swingline Lender, provided that no such consent shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Lender with a Revolving Loan Commitment immediately prior to giving effect to such assignment;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and after giving effect to such assignment, the assigning Lender Commitment or Loans shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about the Borrowers or Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws;

(E) prior to any assignment to an assignee that is not a Lender, the Lender making such an assignment shall first offer the assignment to the other Lenders who shall have five (5) Business Days to purchase the assignment on the same terms as are proposed to such non-Lender assignee; and

(F) notwithstanding the foregoing, any assignee must have the ability to fund Alternative Currencies with respect to which there are outstanding Loans and all Alternative Currencies which are described in (a) and (b) of the definition of Alternative Currency.

Section 10.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such participations must be approved by the Borrower so long as no Default has occurred and is continuing, such approval not to be unreasonably withheld, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a

Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and may be delivered in original, electronic or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. Each Lender and each of its Affiliates is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and each Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process; Agent for Service of Process.

(a) This Agreement and the Loan Documents shall be construed in accordance with and governed by the Law of the State of New York without regard to any choice-of-law provisions that would require the application of the Law of another jurisdiction provided, to the extent any of the Security Documents recite that they are governed by the Law of another jurisdiction, or any action or event taken thereunder (such as foreclosure of any Collateral) requires application of or compliance with the Law of another jurisdiction, such provisions and concepts shall be controlling.

(b) The Borrower and Guarantors hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the District Courts of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or Guarantors or their properties in the courts of any jurisdiction.

(c) The Borrower and Guarantors hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) THE BORROWER HEREBY IRREVOCABLY APPOINTS C T CORPORATION (THE “PROCESS AGENT”) WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AGENT TO RECEIVE ON BEHALF OF IT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, WITH A COPY TO SUCH PERSON AT ITS ADDRESS SPECIFIED HEREIN AND THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO RECEIVE SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY CERTIFIED MAIL OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED HEREIN. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

SECTION 10.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	FEI COMPANY,
an Oregon corporation

	By:	/s/ RAYMOND A. LINK
	Name:	Raymond A. Link
	Title:	Executive Vice President and Chief Financial Officer

GUARANTOR:	FEI TECHNOLOGIES INC.,
an Oregon corporation

	By:	/s/ RAYMOND A. LINK
	Name:	Raymond A. Link
	Title:	President

ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A

	By	/s/ ROBERT L. MENDOZA
	Name:	Robert L. Mendoza
	Title:	Vice President

ALTERNATIVE CURRENCY AGENT:	J.P. MORGAN EUROPE LIMITED

	By	/s/ KATHRYN JEPSON
	Name:	Kathryn Jepson
	Title:	Vice President

SYNDICATION AGENT AND LENDER:	HSBC BANK USA, NATIONAL ASSOCIATION

	By	/s/ MIKE MITCHELL
	Name:	Mike Mitchell
	Title:	Vice President – Relationship Manager

DOCUMENTATION AGENT AND LENDER:	U.S. BANK NATIONAL ASSOCIATION

	By	/s/ RICHARD J. AMENY
	Name:	Richard J. Ameny
	Title:	Vice President

LENDER:	BANK OF AMERICA, N.A.

	By	/s/ ERIC EIDLER
	Name:	Eric Eidler
	Title:	Senior Vice President

LENDER:	WELLS FARGO HSBC TRADE BANK, NA

	By	/s/ MARCUS R. HALL
	Name:	Marcus R. Hall
	Title:	Vice President

LENDER:	ABN AMRO BANK N.V.

	By	/s/ GINA M. BRUSATORI
	Name:	Gina M. Brusatori
	Title:	Managing Director

	By	/s/ KATHRYN M. SCHUTZ
	Name:	Kathryn M. Schutz
	Title:	Assistant Vice President

SCHEDULE 2.01

COMMITMENTS

Lenders	Commitment
JPMorgan Chase Bank, N.A. *	$25,000,000

HSBC Bank USA, National Association *	$20,000,000

Bank of America, N.A. **	$20,000,000

U.S. Bank National Association *	$15,000,000

Wells Fargo HSBC Trade Bank, NA *	$10,000,000

ABN AMRO Bank N.V.	$10,000,000

TOTAL	$100,000,000

*	Commitment includes Dollars and any Alternative Currency.
**	Commitment includes Dollars and Euros.

EXHIBIT 1.1A

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of June     , 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among FEI Company, the Guarantors named therein, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Credit Agreement

Exhibit 1.1A-1

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders)
Commitment Assigned:	$	%
Revolving Loans:

The terms set forth in this Assignment and Assumption are hereby agreed to by:

,
as Assignor

By:
Name:
Title:

,
as Assignee

By:
Name:
Title:

Credit Agreement

Exhibit 1.1A-2

The undersigned hereby consent to the within assignment:1

FEI Company	JPMorgan Chase Bank, N.A., as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

[1]	Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.

Credit Agreement

Exhibit 1.1A-3

EXHIBIT 1.1B

ADDENDUM AND JOINDER TO

CREDIT AGREEMENT AND SECURITY AGREEMENT

THIS ADDENDUM AND JOINDER TO CREDIT AGREEMENT AND SECURITY AGREEMENT (this “Addendum”) dated as of                     , 20    , is among                         , a                          (the “New Subsidiary”) and FEI Company, an Oregon corporation (the “Borrower”) in favor of the Lenders (as defined in the Credit Agreement) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Guarantors party thereto, the Lenders, the Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders (collectively, the “Original Parties”) are parties to that certain Credit Agreement dated June     , 2008 (as the same has been or may be amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower and the Guarantors are parties to that certain Security and Pledge Agreement, of even date with the Credit Agreement (the “Security Agreement”);

WHEREAS, the New Subsidiary is required to execute this Addendum pursuant to Section 5.09 of the Credit Agreement; and

WHEREAS, the New Subsidiary desires to become a party to the Credit Agreement as a “Guarantor” and the Security Agreement as a “Debtor” and to receive all of the benefits of and to become subject to the obligations thereof as a Guarantor and Debtor, respectively;

NOW THEREFORE, in consideration of the benefits to be derived by the New Subsidiary under the Credit Agreement as a Guarantor and for Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the above-named parties agree as follows:

1.	Terms. Capitalized terms used in the opening paragraph, the recitals and otherwise herein and not defined have the same meaning assigned to such terms in the Credit Agreement.

2.

Joinder to and Ratification of Credit Agreement and Security Agreement. By executing and delivering this Addendum, the New Subsidiary hereby (i) becomes a party to the Credit Agreement as a Guarantor and the Security Agreement as a Debtor as if the New Subsidiary had originally signed such Credit Agreement and Security Agreement and (ii) expressly assumes all obligations and liabilities of a Guarantor or Debtor thereunder, as applicable. The New Subsidiary hereby makes as of the date hereof each of the representations and warranties made by the Guarantors in the Credit Agreement and the Debtors in the Security Agreement. After giving effect to this Addendum all of the obligations of the Borrower and the Guarantors contained in the Credit Agreement and Security Agreement and all of the rights, privileges and interests of the Lenders arising therefrom are hereby agreed to, ratified, renewed, confirmed and brought forward in all respects and the Security Agreement shall serve as

Credit Agreement

Exhibit 1.1B -1

security for the obligations of each New Subsidiary contained in the Credit Agreement. All of the terms and conditions of the Security Agreement are hereby incorporated herein by reference and are hereby deemed restated in their entirety for the benefit of the Administrative Agent and the Lenders.

3.	Security Interest. As security for the Obligations defined in the Credit Agreement, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the assets of the New Subsidiary described as Collateral in the Security Agreement, whether now held or hereafter acquired, of any kind, pursuant to, and in accordance with the terms of the Security Agreement.

4.	Authorization to Take Further Action. The New Subsidiary hereby authorizes the Administrative Agent to file such financing statements and any amendments and extensions thereof as may be necessary or desirable in order to perfect the Liens under the Security Agreement or any modification, extension or ratification thereof.

5.	Reliance. All parties hereto acknowledge that the Administrative Agent and the Lenders are relying on this Addendum, the accuracy of the statements herein contained and the performance of the conditions placed upon the New Subsidiary hereunder, and that, but for the execution of this Addendum by said parties, the Administrative Agent and the Lenders would not allow said New Subsidiary to become party to the Credit Agreement. The New Subsidiary shall execute such further documents and undertake any such measure as may be necessary to effect and carry out the terms of this Addendum and the implementation thereof.

6.	Warranties. The New Subsidiary (a) represents and warrants that it is legally authorized to enter into this Addendum, (b) confirms that it has received copies of the Credit Agreement and the Security Agreement and all related documents, and that on the basis of its review and analysis of this information has decided to enter into this Addendum, (c) confirms that it is a Subsidiary of the Borrower that it is required to enter into this Addendum pursuant to Section 5.09 of the Credit Agreement, (d) hereby adopts all of the covenants, representations and warranties applicable to it as set forth in the Credit Agreement and the Security Agreement as fully and with the same force and effect as though each such representation and warranty were set forth in its entirety in the Addendum, (e) confirms and agrees that it shall perform each and every covenant applicable to it as a Guarantor or Debtor as provided in the Credit Agreement or Security Agreement, respectively, and that it will at all times be in compliance with the terms of the Credit Agreement and the Security Agreement and all of the obligations and covenants set forth therein to the same extent as though each and every such agreement and covenant were set forth in their entirety in this Addendum, and (f) agrees to also execute and deliver such other documents as may be required by the Administrative Agent in connection herewith.

7.

Updated Information. Concurrently with this Addendum, the New Subsidiary is delivering a completed New Subsidiary Information List, attached as Attachment A hereto. Borrower and the New Subsidiary acknowledge and agree that Schedules

Credit Agreement

Exhibit 1.1B -2

1.01A, 3.01, 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.12 and 6.09 and Annexes 1 through 15, inclusive, of the Disclosure Letter, as updated by the information contained in Attachment A hereto, are true and correct representations of the information described and referenced in the corresponding sections of the Credit Agreement and Security Agreement, as applicable, after giving effect to this Addendum.

8.	Choice of Law. This Addendum shall be governed by and construed under the laws of the State of New York.

9.	Ratification; Conflicts. Any and all conflicts or inconsistencies between the terms and provisions of this Addendum and the Credit Agreement shall be governed and controlled by the terms and provisions of this Addendum. Except as modified hereby, the Credit Agreement and the Security Agreement remain in full force and effect according to their terms.

10.	Effectiveness. Upon execution of this Addendum by the New Subsidiary, this Addendum shall become immediately effective and enforceable as to the New Subsidiary and all of the Original Parties.

[Signatures on following pages]

Credit Agreement

Exhibit 1.1B -3

IN WITNESS WHEREOF, the parties have executed this Agreement and agreed to the provisions contained herein effective as of                         , 20    .

NEW SUBSIDIARY:

, a

By:
Name:
Title:

BORROWER:

FEI COMPANY, an Oregon corporation

By:
Name:
Title:

Credit Agreement

Exhibit 1.1B -4

ATTACHMENT A

ADDITIONAL INFORMATION REGARDING THE NEW SUBSIDIARY

1.	The following Schedules as described in the Credit Agreement:

Schedule 1.01A	Immaterial Subsidiaries
Schedule 3.01	Organization
Schedule 3.03	No Violations
Schedule 3.05	No Undisclosed Liabilities
Schedule 3.06	Litigation
Schedule 3.07	Compliance with Law
Schedule 3.08	Compliance with Agreements
Schedule 3.09	Properties
Schedule 3.10	Intellectual Property
Schedule 3.12	Environmental Compliance
Schedule 6.09	Restrictive Agreements

2.	The following Annexes as described in the Security Agreement:

Annex 1	Intellectual Property Licenses
Annex 2	Patent Collateral
Annex 3	Securities Collateral
Annex 4	Trademark Collateral
Annex 5	Filing Offices
Annex 6	Debtor Information
Annex 7	Previous Names and Transactions
Annex 8	Offices and Locations of Records
Annex 9	Locations of Inventory and Equipment
Annex 10	Deposit Accounts
Annex 11	Securities Accounts and Commodity Accounts
Annex 12	Instruments and Tangible Chattel Paper
Annex 13	Electronic Chattel Paper
Annex 14	Letters of Credit
Annex 15	Commercial Tort Claims

Credit Agreement

Exhibit 1.1B -5

Entity Documents

Provide a copy of all that apply:

Corporation:	Filed Articles of Incorporation/Amendments and Bylaws/Resolutions with Incumbency Certificate
Partnership:	Partnership Agreement and filed/recorded Certificate of Partnership
Limited Liability Company (LLC):	Article of Organization and Operating Agreement/Member or Manager Consent with Incumbency Certificate
Limited Liability Partnership (LLP):	Certificate of registered partnership and partnership agreement
Fictitious Name Filing:	Trade Name-Entities doing business under fictitious name; if applicable

Credit Agreement

Exhibit 1.1B -6

EXHIBIT 1.1C

SECURITY AGREEMENT

Credit Agreement

Exhibit 1.1C-1

EXHIBIT 1.1D

FORM OF

COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement dated as of                     ,          (this “Agreement”) is by and among FEI Company, an Oregon corporation (“Borrower”), the Guarantors party to the Credit Agreement (as hereinafter defined),                                      (“Increasing Lender”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement dated as of June     , 2008 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”) among Borrower, the Guarantors, the Lenders party thereto, the Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.

WHEREAS, pursuant to Section 2.19 of the Credit Agreement, Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment; and

WHEREAS, Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.19 by increasing the Commitment of the Increasing Lender from $             to $            .

NOW, THEREFORE, the parties hereto agree as follows:

1. Increase of Commitment. Pursuant to Section 2.19 of the Credit Agreement, the Commitment of the Increasing Lender is hereby increased from $                                 to $                                .

2. Consent. The Administrative Agent hereby consents to the increase in the Commitment of the Increasing Lender effectuated hereby.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

Credit Agreement

Exhibit 1.1D-1

6. Representation and Warranties of Borrower. The Company represents and warrants as follows:

(a) The execution, delivery and performance by Borrower of this Agreement are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) Borrower’s articles of incorporation or bylaws or (ii) any material indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b) No authorization, consent or approval by any governmental body or agency is required for the valid execution, delivery and performance by Borrower of this Agreement.

(c) This Agreement constitutes a valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d) The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.19 thereof, does not exceed $150,000,000.

(e) No event has occurred and is continuing which constitutes an Event of Default.

(f) All conditions precedent to the increase of the Commitments contained in the Credit Agreement, including, without limitation, Section 2.19 thereof, have been satisfied as of the date hereof.

7. Representations and Warranties of Guarantors. Each Guarantor represents and warrants as follows:

(a)	The execution, delivery and performance by it of this Agreement are within its corporate or organizational powers, have been duly authorized by all necessary corporate or organizational action and do not contravene (i) its articles of incorporation or bylaws or certificate of formation or operating agreement, as applicable, or (ii) any material indenture, loan agreement or other similar agreement or instrument binding on such Guarantor.

(b)	No authorization, consent or approval of any governmental body or agency is required for the valid execution, delivery and performance by it of this Agreement.

Credit Agreement

Exhibit 1.1D-2

(c)	This Agreement constitutes its valid and binding agreement, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	No event has occurred and is continuing which constitutes an Event of Default.

8. Expenses. Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

9. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by Borrower, Guarantors, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.

Credit Agreement

Exhibit 1.1D-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

FEI COMPANY

By:
Name:
Title:

GUARANTORS:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

INCREASING LENDER:

By:
Name:
Title:

Credit Agreement

Exhibit 1.1D-4

EXHIBIT 1.1E

FORM OF

NEW LENDER AGREEMENT

Reference is made to the Credit Agreement dated as of June     , 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among FEI Company, the Guarantors named therein, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

                                              (the “New Lender”) agrees as follows:

1. The New Lender hereby (a) represents and warrants that it is legally authorized to enter into this New Lender Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with the copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) confirms that it is a New Lender under the Credit Agreement, as defined therein; (e) appoints and authorizes the Administrative Agent to take such action as an agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (g) agrees that it will keep confidential all information with respect to the Borrower furnished to it by the Borrower or the other Lenders (other than information generally available to the public or otherwise available to the New Lender on a non-confidential basis); and (h) confirms that it has delivered a completed Commitment Increase Agreement to the Administrative Agent.

2. The effective date for this New Lender Agreement shall be                         , 20     (the “New Lender Agreement Date”). As of the New Lender Agreement Date, the New Lender’s Commitment is $                        . Upon its execution, this New Lender Agreement will be delivered to the Administrative Agent for its acceptance and listing in the Register by the Administrative Agent.

3. Upon such acceptance and listing in the Register, from and after the New Lender Agreement Date, the New Lender shall become a Lender for all purposes and to the same extent as if originally a party to the Credit Agreement and shall be bound by and entitled to the benefits of the Credit Agreement.

4. Upon such acceptance and recording, from and after the New Lender Agreement Date, the Administrative Agent shall make all payments in respect of the interest accepted hereby (including payments of principal, interest, fees and other amounts) to the New Lender.

Credit Agreement

Exhibit 1.1E-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEW LENDER:

By:
Name:
Title:

AGREED AND ACCEPTED as of the day of , 20

BORROWER:

FEI COMPANY

By:
Name:
Title:

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Credit Agreement

Exhibit 1.1E-2

EXHIBIT 1.1F

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Alternative Currency Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Alternative Currency Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Alternative Currency Loan) and will be expressed as a percentage rate per annum. The Alternative Currency Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a facility office in a Participating Member State will be the percentage notified by that Lender to the Alternative Currency Agent. This percentage will be certified by that Lender in its notice to the Alternative Currency Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Alternative Currency Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Alternative Currency Agent as follows:

in relation to a Loan in any Alternative Currency (other than pounds sterling)

per cent. per annum.

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Alternative Currency Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Alternative Currency Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Exhibit:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

Credit Agreement

Exhibit 1.1F-1

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)	“Reference Bank” means the Alternative Currency Agent or any other bank or financial institution appointed as such by the Alternative Currency Agent under this Agreement in consultation with the Borrower; and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Alternative Currency Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Alternative Currency Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Bank.

7.	Each Lender shall supply any information required by the Alternative Currency Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Alternative Currency Agent may reasonably require for such purpose.

8.	Each Lender shall promptly notify the Alternative Currency Agent of any change to the information provided by it pursuant to this paragraph.

9.	The rates of charge of the Reference Bank for the purpose of E above shall be determined by the Alternative Currency Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Alternative Currency Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

10.	The Alternative Currency Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

Credit Agreement

Exhibit 1.1F-2

11.	The Alternative Currency Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

12.	Any determination by the Alternative Currency Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.	The Alternative Currency Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Credit Agreement

Exhibit 1.1F-3

EXHIBIT 2.03

FORM OF BORROWING REQUEST

[Administrative Agent in the case of a Eurodollar or ABR Borrowing]

JPMorgan Chase Bank, N.A.

Attention:
Telecopy:

[Alternative Currency Agent in the case of an Alternative Currency Borrowing]

J.P. Morgan Europe Limited

Attention:
Telecopy:

Re:	Credit Agreement dated as of June , 2008, by and among FEI Company (“Borrower”), the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

(a)	Amount of Borrowing:

(b)	Requested date of Borrowing:

(c)	Type of Borrowing:

ABR Borrowing;

Eurodollar Borrowing; or

Alternative Currency Borrowing.

(d)	Requested currency for Alternative Currency Borrowing:

Credit Agreement

Exhibit 2.03-1

(e)	Requested Interest Period for Eurodollar Borrowing or Alternative Currency Borrowing:

(f)	Location and number of account to which funds are to be disbursed:

The undersigned certifies that [s]he is authorized to execute this request on behalf of the Borrower. The Borrower represents and warrants that (i) the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement and that no Default or Event of Default shall exist or will occur as a result of the making of such requested Borrowing; and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date of the Borrowing requested hereby, after giving effect to such Borrowing; provided, that to the extent such representations and warranties were made as of a specific date, the same are true and correct in all material respects as of such specific date.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

FEI COMPANY

By:
Name:
Title:

Credit Agreement

Exhibit 2.03-2

EXHIBIT 2.07

FORM OF INTEREST ELECTION REQUEST

[Administrative Agent in the case of a Eurodollar or ABR Borrowing]

JPMorgan Chase Bank, N.A.

Attention:
Telecopy:

[Alternative Currency Agent in the case of an Alternative Currency Borrowing]

J.P. Morgan Europe Limited

Attention:
Telecopy:

Re:	Credit Agreement dated as of June , 2008, by and among FEI Company (“Borrower”), the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

SECTION 10.15 The Borrowing to which this Interest Election Request applies is as follows:

(a)	Date of Borrowing:

(b)	Type of Borrowing:

(c)	Interest Period:

(d)	Aggregate amount to be [converted] [continued]:

SECTION 10.16 The effective date of the election made pursuant to this Interest Election Request is                             .

Credit Agreement

Exhibit 2.07-1

SECTION 10.17 The Borrowing resulting from this Interest Election Request shall be a                          Borrowing. The Alternative Currency of the resulting Borrowing shall be                         .

SECTION 10.18 The Interest Period applicable to the resulting Borrowing is                             .

The undersigned certifies that [s]he is authorized to execute this request on behalf of the Borrower. The Borrower represents and warrants that (i) the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement and that no Default or Event of Default shall exist or will occur as a result of the making of such requested Borrowing; and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date of the Borrowing requested hereby, after giving effect to such Borrowing; provided, that to the extent such representations and warranties were made as of a specific date, the same are true and correct in all material respects as of such specific date.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

FEI COMPANY

By:
Name:
Title:

Credit Agreement

Exhibit 2.07-2

EXHIBIT 5.01(c)

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that [s]he is a Financial Officer of FEI Company, an Oregon corporation (the “Borrower”) and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated June     , 2008 (together with all amendments or supplements thereto being the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and J.P. Morgan Europe Limited, as Alternative Currency Agent for the Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)	Since the later of the last date of the Credit Agreement or the most recent Compliance Certificate, no change has occurred either in any case or in the aggregate, in the business, financial condition or results of operations, of the Borrower or any of its Subsidiaries which would have a Material Adverse Effect, except as set forth in any notice delivered by the Borrower pursuant to Section 5.02 of the Credit Agreement.

(b)	The Borrower hereby certifies that no Default has occurred or is continuing, or if a Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto are specified on Exhibit A attached hereto.

(c)	There have been no changes in GAAP or the application thereof since the date of the last audited financial statements delivered pursuant to Section 5.01(a) of the Credit Agreement, or if any such change has occurred, the effect such change would have on the financial statements accompanying this certificate is set forth on Exhibit A attached hereto.

(d)	Calculations for all financial covenants are set forth in the worksheet attached hereto as Exhibit B.

Credit Agreement

Exhibit 2.07-1

EXECUTED AND DELIVERED this          day of                                     .

BORROWER:

FEI COMPANY

By:
Name:
Title:

Credit Agreement

Exhibit 2.07-2

EXHIBIT A

DEFAULTS; CHANGES IN GAAP

Credit Agreement

Exhibit 2.07-3

EXHIBIT B

FINANCIAL COVENANT CALCULATION WORKSHEET

($ in 000’s)

	Pro Forma Calculation	Covenant Requirement
Interest Coverage Ratio	x	>1.50 to 1.0
Leverage Ratio	x	<3.0 to 1.0
Liquidity	x	>$100,000,000

Interest Coverage Ratio: calculated as of the fiscal quarter ended , 20

(i) Consolidated EBITDA for the four quarter period then ended to
(ii) actual cash interest paid during such period.

Leverage Ratio: calculated as of the fiscal quarter ended , 20

(i) the sum of:
(a) total Funded Indebtedness minus

(b) cash plus those Investments described on Schedule 1.01B to the Disclosure Letter, as amended from time to time with the consent of the Administrative Agent as provided in the Credit Agreement, in excess of $100,000,000 to
(ii) Consolidated Pro Forma EBITDA for the four quarter period then ended.

Liquidity:

the sum of:
(i) cash,
(ii) those Investments described on Schedule 1.01B to the Disclosure Letter, as amended from time to time with the consent of the Administrative Agent as provided in the Credit Agreement, and
(iii) total unused Commitments.

Credit Agreement

Exhibit 2.07-4